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                                                                    EXHIBIT 8.1
                                  BRIGGS AND MORGAN
                               PROFESSIONAL ASSOCIATION
                                   2400 IDS CENTER
                                MINNEAPOLIS, MN  55402
                                    (612) 334-8400


                                   February 7, 1997


Delta Beverage Group, Inc.
2221 Democrat Road
Memphis, Tennessee  38132

Gentlemen:

    We have acted as counsel on behalf of Delta Beverage Group, Inc., a Delaware corporation (the "Company"), in connection with the registration pursuant to a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of $120,000,000 principal amount of 9 3/4% Senior Notes Due 2003, to be issued pursuant to an Indenture, dated December 17, 1996, between the Company and Norwest Bank Minnesota, National Association, as trustee, in exchange for an equal principal amount of the Company's Senior Notes Due 2003 in an exchange offer (the "Exchange Offer").

    We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

    The opinion expressed herein is given as of the date hereof, and we disclaim any undertaking to advise you of any changes after the date hereof of any fact, law or other matter which may affect such opinion, including any change which has retroactive effect.

    In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, proposed, temporary and final Treasury Regulations promulgated thereunder, rulings of the Internal Revenue Service, judicial decisions and other authorities as we consider relevant.

    Based on the foregoing and subject to the foregoing qualifications, we are of the opinion that the statements and legal conclusions contained in the Prospectus which is a part of the Registration Statement under the captions "Prospectus Summary -- Federal Income Tax Consequences" and "The Exchange Offer -- Federal Income Tax Consequences," to the extent that they constitute matters of law or legal conclusions, are correct in all material respects.

    We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm in the Prospectus included therein.

    Except as expressly set forth in the Prospectus, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign of the Exchange Offer or any transaction related to the Exchange Offer.

                                  Very truly yours,

                                  BRIGGS AND MORGAN
                                  Professional Association


                                  By /s/ BRIAN G. BELISLE
                                     -----------------------------
                                         Brian G. Belisle